Exhibit 99.1

Scio Diamond Completes First Year under New Management

Company made substantial progress in products, production, and sales channel development

GREENVILLE, SC, June 29, 2015 – Scio Diamond Technology Corporation (OTCBB: SCIO), which produces lab-grown diamonds, today said it has completed its first year under the direction of a new board of directors and new chief executive officer. As the company announced its results for fiscal 2015, which ended March 31, 2015, it highlighted noteworthy progress in business development, sales, manufacturing, productivity and finance.

“During the past twelve months, Scio Diamond developed a new business plan and product strategies that have been validated through early product sales. The company also established a new retail sales channel, doubled its manufacturing capacity and made significant strides in the size and quality of diamonds it grows,” explained Gerald McGuire, CEO.

Highlights of the year include:

•	June 2014: named new board of directors
•	July: hired new CEO
•	October: established Renaissance Created Diamonds, a joint venture with Renaissance Diamonds, focused on retail sales channel development
•	December: secured $2.5 million in growth funding to double manufacturing capacity
•	December: closed on $2 million in equity financing, a direct private placement of common shares to accredited investors that began in July 2014
•	December: reduced borrowing costs by more than 10 percent by refinancing $1.5 million in debt
•	February 2015: began delivering diamonds through new retail supply chain
•	May: doubled production capacity through manufacturing expansion
•	June: introduced first retail sales program, with Helzberg Diamonds, the fourth largest jewelry retailer in the US

During FY 2015, Scio Diamond, through Renaissance Created Diamonds, its joint venture, established an entirely new retail supply chain for its lab-grown diamonds, beginning by perfecting diamond chemistry and growing larger and higher quality stones, to selecting partners to cut, polish and finish the stones, and selling the finished stones to retailers and designers for use in finished jewelry.

“Setting up an end-to-end retail supply chain from manufacturing to consumer purchase, with multiple steps and partners, can take companies years to accomplish,” noted McGuire. “Scio Diamond’s ability to accomplish it in less than twelve months is a tribute to the strong leadership and dedicated focus of our board, employees and valued partners. We demonstrated the value of the product by achieving target average selling prices and model margins, albeit on a small scale. We have more work to do to increase revenues and grow the business.”

Year-over-year comparisons for the months of March 2015 and March 2014 include a 71 percent increase in the total number of carats produced and a 150 percent increase in total cored carats, which is the amount of diamond prepared for final polishing. During the year, the average crystal size more than doubled and production hours increased by 26 percent.

In addition, jewelers have been enthusiastic about the quality of the Scio Diamond stones, with several jewelers placing orders in addition to Helzberg Diamonds.

“The quality of the materials I use to create my jewelry designs is of paramount importance,” said Greenville-based jewelry designer llyn strong of llyn strong Fine Art Jewelry.  “Scio Diamond’s fancy color stones meet my high standards and make my pieces very sought-after by my customers.”

“Scio Diamond invested heavily in its future in fiscal year 2015. Because of those decisions, we believe the company is well-positioned to manufacture and sell more high-quality diamonds in the future,” said McGuire.

“We knew this would be a challenging year, but we’ve met all of our milestones with one exception. We had planned on revenue from our retail channel development efforts to start materializing sooner than it did. Our customers needed more time to develop their own plans to market lab-grown diamonds. While we have started building a customer and revenue base, we have a ways to go and need to stay focused to build revenue momentum,” McGuire continued.

Fiscal Year Results

Total revenue in FY 2015 was $726,193, versus $1,418,341 in FY 2014. Scio Diamond generated product revenue of $351,193 in FY 2015, versus $793,341 in FY 2014. During FY 2015, Scio deferred recognizing $215,375 in revenue related to shipments to its joint venture while no revenues were deferred in FY 2014. Licensing revenues in FY 2015 were $375,000 versus $625,000 during FY 2014.

Cost of goods sold decreased by 35.5%, from $2,321,534 in FY 2014 to $1,497,465 in FY 2015. The decrease was primarily due to cost efficiencies and the deferral of $179,969 in costs related to deferred revenues from sales to the joint venture while no costs were deferred in FY 2014.

Combined operating expenses, consisting of professional and consulting, salaries and benefits, rent and facilities, marketing, and general and administrative expenses, decreased by 24.8%, from $2,575,287 in FY 2014 to $1,937,668 in FY 2015. The decrease was primarily due to reduced professional and consulting fees.

Depreciation and amortization expenses were $798,477 in FY 2015, compared to $799,928 in FY 2014.

FY 2015 included net one-time non-cash expenses of $435,221 for forgiveness of legal accounts payable and losses on impairment of in-process research and development projects and the disposal of equipment. There were $511,106 in one-time non-cash expenses for the loss on the impairment and disposal of fixed assets during FY 2014.

Losses from operations for FY 2015 were $(3,942,638), an improvement of $846,876 compared to a loss of $(4,789,514) in FY 2014.

Cash and cash equivalents were $767,214 as of March 31, 2015 versus $47,987 as of March 31, 2014. This increase in cash was due to the company’s successful debt refinancing that provided for increased borrowing and lower interest rates and the completion of a recent equity offering during the fiscal year.

Scio Diamond has been a technology pioneer in lab-grown diamonds, with its patented chemical vapor deposition (CVD) process. Lab-grown diamonds and mined diamonds are chemically, physically and optically identical. The only difference is that lab-grown diamonds are created in weeks in a precisely controlled laboratory environment rather than deep in the earth for centuries.

About Scio Diamond

Scio Diamond creates high-quality, Type IIa single-crystal diamonds in a controlled laboratory setting. The company produces colorless, near colorless and fancy color lab-grown diamonds in size, color and quality combinations that are rare in earth-mined diamonds. Scio Diamond delivers gems for jewelry and diamond materials for advanced industrial applications. www.ScioDiamond.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from those expressed or implied. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “would,” “forecast,” “potential,” “continue,” “contemplate,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that projections included in these forward-looking statements will come to pass. Actual results of the Company could differ materially as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason.

SCIO DIAMOND TECHNOLOGY CORPORATION

BALANCE SHEETS

As of March 31, 2015 and 2014

	March 31,	March 31,
	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$767,214	$47,987
Accounts receivable	243,929	42,085
Other receivables	—	89,192
Deferred contract costs	179,969	—
Inventory	295,760	152,817
Prepaid expenses	57,012	79,078
Prepaid rent	23,050	23,050

Total current assets	1,566,934	434,209

Property, plant and equipment
Facility	904,813	899,499
Manufacturing equipment	2,927,761	3,171,656
Other equipment	71,059	71,059
Construction in progress	207,252	—

Total property, plant and equipment	4,110,885	4,142,214
Less accumulated depreciation	(1,543,652)	(1,029,212)
Net property, plant and equipment	2,567,233	3,113,002

Intangible assets, net	8,047,948	9,240,640
Prepaid rent, noncurrent	19,238	42,288
Investment in joint venture – RCDC	30,041	—
Other assets	—	20,000

TOTAL ASSETS	$12,231,394	$12,850,139

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Notes payable	$—	$1,412,060
Accounts payable	708,760	671,782
Customer deposits	38,603	179,610
Deferred revenue	215,375	—
Accrued expenses	517,942	573,126

Total current liabilities	1,480,680	2,836,578

Notes payable, non-current	2,500,000	—
Other liabilities	118,092	84,144

TOTAL LIABILITIES	4,098,772	2,920,722

Common stock, $0.001 par value, 75,000,000 shares authorized; 56,531,499 and 50,739,312 shares issued and outstanding at March 31, 2015 and 2014, respectively	56,532	50,739
Additional paid-in capital	26,815,005	24,476,940
Accumulated deficit	(18,738,915)	(14,597,262)
Treasury stock, no and 1,000,000 shares at March 31, 2015 and 2014, respectively	—	(1,000)

Total stockholders’ equity	8,132,622	9,929,417

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,231,394	$12,850,139

SCIO DIAMOND TECHNOLOGY CORPORATION

STATEMENTS OF OPERATIONS
For the years ended March 31, 2015 and 2014

	Year Ended	Year Ended
	March 31, 2015	March 31, 2014
Revenue
Product revenue, net	$351,193	$793,341
Licensing revenue	375,000	625,000

Revenues, net	726,193	1,418,341

Cost of goods sold
Cost of goods sold	1,497,465	2,321,534

Gross margin (deficit)	(771,272)	(903,193)

General and administrative expenses
Professional and consulting fees	566,154	1,272,212
Salaries and benefits	821,272	723,805
Rent, equipment lease and facilities expense	145,252	150,502
Marketing costs	59,727	49,216
Depreciation and amortization	798,477	799,928
Corporate general and administrative	345,263	379,552
Forgiveness of legal accounts payable	(165,453)	—
Loss on impairment of in-process research and development	418,065	—
Loss on disposal of equipment	182,609	129,308
Loss on impairment of fixed assets	—	381,798

Total general and administrative expenses	3,171,366	3,886,321

Loss from operations	(3,942,638)	(4,789,514)

Other income (expense)
Income from joint venture – RCDC	29,041	—
Interest expense	(228,056)	(161,439)

Net loss	$(4,141,653)	$(4,950,953)

Loss per share
Basic:
Weighted average number of shares outstanding	53,025,462	49,548,045
Loss per share	$(0.08)	$(0.10)
Fully diluted:
Weighted average number of shares outstanding	53,025,462	49,548,045
Loss per share	$(0.08)	$(0.10)

SCIO DIAMOND TECHNOLOGY CORPORATION

STATEMENTS OF CASH FLOW
For the years ended March 31, 2015 and 2014

	Year Ended	Year Ended
	March 31, 2015	March 31, 2014
Cash flows from operating activities:
Net loss	$(4,141,653)	$(4,950,953)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,476,916	1,574,418
Loss on disposal of equipment	182,609	129,308
Loss on impairment of fixed assets	—	381,798
Loss on impairment of in-process research and development	418,065	—
Expense for stock and inventory issued in exchange for operating expenses	77,858	421,496
Income from joint venture – RCDC	(29,041)	—
Employee stock based compensation	155,000	193,150
Inventory write down	68,722	100,557
Changes in assets and liabilities:
Decrease in accounts receivable	13,531	26,957
Decrease/(increase) in other receivables	89,192	(89,192)
Decrease/(increase) in prepaid expenses, rent and other assets	(37,517)	44,260
Decrease/(increase) in inventory	(291,634)	258,127
Increase in accounts payable	36,978	386,131
(Decrease)/increase in customer deposits	(141,007)	179,610
Decrease in accrued expenses	(43,184)	(54,436)
Increase in other liabilities	33,948	33,949

Net cash used in operating activities	(2,131,217)	(1,364,820)

Cash flows from investing activities:
Purchase of property, plant and equipment	(236,496)	(71,889)
Investment in joint venture – RCDC	(1,000)	—

Net cash used in investing activities	(237,496)	(71,889)

Cash flows from financing activities:
Proceeds from sale of common stock - net of fees	2,000,000	129
Proceeds from notes payable	2,653,615	1,412,060
Finance charges paid on note payable	—	(150,750)
Payments on notes payable	(1,565,675)	—

Net cash provided by financing activities	3,087,940	1,261,439

Change in cash and cash equivalents	719,227	(175,270)
Cash and cash equivalents, beginning of period	47,987	223,257

Cash and cash equivalents, end of period	$767,214	$47,987

Supplemental cash flow disclosures:
Cash paid during the year for:
Interest	$84,165	$18,874
Income taxes	$—	$—
Non-cash investing and financing activities:
Payment of accounts payable and accrued expenses with common stock	$112,000	$81,761
Manufacturing equipment transferred to assets held for sale	$—	$20,000